Target Hospitality Announces First Quarter 2021 Results and Raises Full Year 2021 Financial Outlook

THE WOODLANDS, Texas, May 24, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium food management and value-added hospitality services in the U.S., today reported results for the three months ended March 31, 2021.

Financial and Operational Highlights for the First Quarter 2021

●	Revenue of $45.5 million for the three months ended March 31, 2021 as compared to $71.7 million for the same period in 2020
●	Net loss of $13.1 million for the three months ended March 31, 2021, compared to net income of $5.5 million for first quarter 2020
●	Basic and diluted loss per share of $0.14 for the three months ended March 31, 2021
●	Adjusted EBITDA(1) of $16.0 million for the three months ended March 31, 2021, compared to $32.4 million for the same period in 2020
●	Continued strengthening customer demand with sequential quarterly utilization increasing 800 basis points in the first quarter of 2021
●	Executed a $118 million minimum revenue contract that provides a suite of comprehensive service offerings assisting humanitarian aid efforts in support of the United States Government
●	Approximately 72% of 2021 revenue under committed revenue contracts, with approximately 54% of 2021 revenue related to Government Services
●	As of May 24, 2021, reduced year-to-date 2021 outstanding borrowings on the Company’s ABL by $21 million
●	Increasing midpoint of 2021 Adjusted EBITDA outlook range 11% to $97 - $107 million from $88 - $95 million

Executive Commentary

“Target’s first quarter performance exemplifies the benefits of our strong operating position that allows us to serve our customers varying needs, while also expanding the end-markets we serve.  As we continue to see post-pandemic re-openings, Target experienced a consistent increase in demand for its premium service offerings, which was reflected in margin expansion and improving operational metrics during the quarter,” stated Brad Archer, President and Chief Executive Officer.

“The continued momentum in customer activity and demand provides confidence in the cadence for the rest of 2021 and into 2022.  Additionally, the new partnership within our Government Services segment is off to a strong start and demonstrates Target’s rapid operational flexibility and scale. As the economic outlook continues to improve, we anticipate this momentum to continue, which will provide the backdrop for meaningful near-term debt reduction and further strengthening of Target’s financial position through the balance of 2021 and into next year,” concluded Mr. Archer.

Financial Results

First Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	March 31, 2021	March 31, 2020
		(Restated)
Revenue	$45,492	$71,655
Net income (loss)	$(13,138)	$5,454
Earnings (loss) per share – basic and diluted	$(0.14)	$0.06
Adjusted EBITDA	$15,961	$32,352
Average daily rate (ADR)	$70.01	$77.82
Average utilized beds	6,861	9,798
Utilization	51%	76%

TH Q1 2021 Earnings Release

Revenue for the three months ended March 31, 2021 was $45.5 million compared to $71.7 million for the same period in 2020. The decrease in revenue was primarily driven by a reduction in customer activity as a result of the COVID-19 pandemic and subsequent meaningful reduction in customer headcount demand within our operating areas.  These decreases were offset by the execution of a new government services contract, which began on March 18, 2021, and contributed approximately $4.5 million in first quarter 2021 revenue. Net loss for the three months ended March 31, 2021 was $13.1 million compared to net income of $5.5 million for the same period in 2020.

Adjusted EBITDA was $16.0 million for the three months ended March 31, 2021 compared to $32.4 million for the same period in 2020.

ADR decreased by $7.81 to $70.01 for the three months ended March 31, 2021 compared to the same period in 2020.  The decrease in ADR was primarily driven by lower average ADR in the Permian and Government segments.  Average utilized beds and utilization were 6,861 and 51%, respectively, for the three months ended March 31, 2021.

Capital Management

The Company had approximately $3.2 million of capital expenditures for the three months ended March 31, 2021.  Capital expenditures included approximately $1.5 million in maintenance capital, of which approximately $0.6 million related to the severe winter weather that impacted a significant portion of the Company’s Permian Basin segment, and $1.1 million associated with the recently executed government services contract.

As of March 31, 2021, the Company had $6.4 million of cash and cash equivalents and $400 million in gross amount of total debt.  As of May 24, 2021, the Company has reduced 2021 year-to-date borrowings by $21 million and had outstanding borrowings of $39 million under the Company’s $125 million revolving credit facility.  The Company anticipates additional near-term debt reduction and is achieving significant progress towards its previously stated leverage target.  As a result of this improvement, the Company is advancing its year end 2021 total net leverage ratio target to below 3.5 times from the previously stated target below 4.0 times.

Business Update

The pace and momentum of the economic outlook continues to improve, with encouraging signs of post-pandemic economic re-openings promoting improvement in commercial activity, which supported Target’s strong first quarter results.  The Company continues to benefit from its first-class customer base, premium service offerings and contract structure, including exclusivity, which have contributed to increased customer labor allocation as activity continues to build.  Further, Target has increased its effective market share as customers find added value in Target’s expansive network, which provides greater flexibility than existing competitors.  These attributes contributed to sequential improvements in operating metrics, strengthening the Company’s view on further increases in customer demand as activity builds throughout the balance of the year.

Target’s new nonprofit partnership diversifies its end-market customers, while securing a high-quality contract, and validating the reach of its premier hospitality service offerings and solutions.  The Company continues to evaluate a range of organic and strategic growth opportunities, both within its core business segments and adjacent end-markets.  Target’s suite of core competencies and unique capabilities strategically position Target to continue pursuing value enhancing opportunities that will further diversify Target’s end-markets and strengthen its financial posture.

The Company expects consistent improvements within its legacy markets and the addition of a fully committed $118 million minimum revenue contract increases the 2021 revenue outlook, which provides the foundation to materially enhance operational flexibility through meaningful cash flow generation.  Approximately 94% of the Company’s anticipated 2021 revenue is under contract with approximately 72% of contracted revenue having committed payment provisions.  As a result, the Company is raising its 2021 financial outlook to:

●	Total revenue between $260 and $270 million
●	Adjusted EBITDA(1) between $97 and $107 million
●	Interest expense(2) between $33 and $35 million
●	Discretionary Cash Flow(1) between $65 and $70 million
●	Total capital spending between $15 and $20 million, excluding acquisitions
●	Targeting a total net leverage(3) ratio below 3.5x by year end 2021

TH Q1 2021 Earnings Release	Page 2 of 13

(2)  Interest expense excludes amortization of deferred financing cost and original issue discount

(3)  Total net leverage ratio is defined in the credit facility as consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters

As previously disclosed, on May 6, 2021, based upon the April 12, 2021 SEC guidance change regarding the technical accounting for warrants issued by Special Purpose Acquisition Company’s (“SPACs”), Target will be restating the financial statements contained in its previously issued Annual Report on Form 10-K for the year ended December 31, 2020 to account for this recent directive.  The Company expects the restatement to be non-cash in nature and does not anticipate any impact to its previously communicated GAAP metrics such as revenues, cash and cash equivalents, assets or debt, or previously communicated non-GAAP operating metrics including adjusted Gross Profit, Adjusted EBITDA or Discretionary Cash Flow.

Segment Results – First Quarter 2021

Permian Basin

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	March 31, 2021	March 31, 2020
Revenue	$25,093	$49,131
Adjusted gross profit	$10,658	$26,784
Adjusted gross profit margin	42%	55%
Average daily rate (ADR)	$74.13	$79.32
Average utilized beds	3,712	6,721
Utilization	41%	73%

Revenue for the three months ended March 31, 2021 was $25.1 million compared to $49.1 million for the same period in 2020. Revenue decreased primarily due to lower utilization as a result of the COVID-19 pandemic, which created a meaningful reduction in customer headcount demand.  ADR decreased by $5.19, to $74.13 compared to the same period in 2020.  The reduction in ADR was primarily driven by a reduction in the uncontracted portion of the business and moderate pricing pressure.

Adjusted gross profit margin was 42% for the three months ended March 31, 2021, compared to 55% for the same period in 2020.

Utilization was 41% for the three months ended March 31, 2021, compared to 73% for the same period in 2020.  As a result of the new government services contract, executed on March 18, 2021, the Company reallocated approximately 2,400 beds from the Permian segment to the Government segment.

Bakken Basin

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	March 31, 2021	March 31, 2020
Revenue	$597	$4,185
Adjusted gross profit	$(549)	$1,404
Adjusted gross profit margin	(92)%	34%
Average daily rate (ADR)	$64.14	$77.65
Average utilized beds	101	573
Utilization	9%	56%

Revenue for the three months ended March 31, 2021 was $0.6 million compared to $4.2 million for the same period in 2020. The decrease was attributable to select communities remaining closed in the Bakken since May 2020, as a result of the COVID-19 pandemic, which created a meaningful reduction in customer headcount demand.

TH Q1 2021 Earnings Release	Page 3 of 13

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	March 31, 2021	March 31, 2020
Revenue	$18,039	$16,592
Adjusted gross profit	$13,802	$11,580
Adjusted gross profit margin	77%	70%
Average daily rate (ADR)	$65.02	$74.91
Average utilized beds	3,022	2,400
Utilization	100%	100%

Revenue for the three months ended March 31, 2021 was $18.0 million compared to $16.6 million for the same period in 2020.  Average available beds of 3,022 were fully utilized for the three months ended March 31, 2021, with an ADR of $65.02.  On March 18, 2021, Target executed a $118 million minimum revenue contract, which is fully committed over its initial one-year term.  The contract adds 4,000 available beds, which will be fully utilized over the contract term.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	March 31, 2021	March 31, 2020
Revenue	$1,471	$1,134
Adjusted gross profit	$208	$338
Adjusted gross profit margin	14%	30%

This segment’s operations consist primarily of revenue from the construction phase of the TCPL project. Revenue for the three months ended March 31, 2021 was $1.5 million compared to $1.1 million for the same period in 2020. As a result of the January 20, 2021 Executive Order, revoking the Keystone XL Presidential Permit, the Company anticipates substantially lower 2021 revenue associated with the TCPL project.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	March 31, 2021	March 31, 2020
Revenue	$292	$613
Adjusted gross profit	$(218)	$(62)
Adjusted gross profit margin	(76)%	(10)%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended March 31, 2021 was $0.3 million compared to $0.6 million for the same period in 2020.

Conference Call

The Company has scheduled a conference call for May 24, 2021 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the first quarter 2021 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	6447877

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

TH Q1 2021 Earnings Release	Page 4 of 13

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and natural gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, remote work arrangements and return to work arrangements, contract and supply chain disruptions; operational, economic, political and regulatory risks; federal government budgeting and appropriations; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes from the Biden administration; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems and our ability to remediate any material weakness; fluctuations in the fair value of warrant liabilities;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains forward-looking non-GAAP financial measures Adjusted EBITDA and Discretionary Cash Flow. Reconciliations of these forward-looking measures to  their most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide  reconciliations of forward-looking Adjusted EBITDA and Discretionary Cash Flow to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA and Discretionary Cash Flow that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Discretionary Cash Flow

TH Q1 2021 Earnings Release	Page 5 of 13

calculations. Target Hospitality provides an Adjusted EBITDA and Discretionary Cash Flow outlook because we believe that these measures, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in the current period. The prior period primarily included residual tax advisory filing related expenses associated with the Business Combination.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary cash flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

TH Q1 2021 Earnings Release	Page 6 of 13

Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q1 2021 Earnings Release	Page 7 of 13

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:		(Restated)
Services income	$32,939	$53,938
Specialty rental income	11,620	16,583
Construction fee income	934	1,134
Total revenue	45,492	71,655
Costs:
Services	19,349	29,007
Specialty rental	2,242	2,604
Depreciation of specialty rental assets	12,440	12,897
Gross profit	11,461	27,147
Selling, general and administrative	11,332	9,990
Other depreciation and amortization	3,996	4,116
Other expense (income), net	246	(1,015)
Operating income (loss)	(4,113)	14,056
Interest expense, net	9,849	10,022
Change in fair value of warrant liabilities	640	(1,653)
Income (loss) before income tax	(14,602)	5,687
Income tax expense (benefit)	(1,464)	233
Net income (loss)	(13,138)	5,454
Other comprehensive loss
Foreign currency translation	(19)	(111)
Comprehensive income (loss)	$(13,157)	$5,343

Weighted average number shares outstanding - basic and diluted	96,168,425	95,849,854

Net income (loss) per share - basic and diluted	$(0.14)	$0.06

TH Q1 2021 Earnings Release	Page 8 of 13

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020
Assets		(Restated)
Cash and cash equivalents	$6,373	$6,979
Accounts receivable, less allowance for doubtful accounts	30,915	28,183
Other current assets	6,518	8,400
Total current assets	$43,806	$43,562

Specialty rental assets, net	302,237	311,487
Goodwill and Other intangibles, net	140,501	144,159
Other non-current assets	35,723	35,029
Total assets	$522,267	$534,237

Liabilities
Accounts payable	$9,167	$10,644
Deferred revenue and customer deposits	6,696	6,619
Other current liabilities	17,436	28,270
Total current liabilities	33,299	45,533

Long-term debt, net	327,390	326,499
Revolving credit facility	60,000	48,000
Warrant liabilities	1,173	533
Other non-current liabilities	13,964	14,784
Total liabilities	435,826	435,349

Stockholders' equity
Common stock and other stockholders' equity	81,259	80,568
Accumulated earnings	5,182	18,320
Total stockholders' equity	86,441	98,888
Total liabilities and stockholders' equity	$522,267	$534,237

TH Q1 2021 Earnings Release	Page 9 of 13

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
		(Restated)
Cash, cash equivalents and restricted cash - beginning of period	$6,979	$6,839

Cash flows from operating activities
Net (loss) income	(13,138)	5,454
Adjustments:
Depreciation	12,777	13,265
Amortization of intangible assets	3,658	3,747
Other non-cash items	1,139	177
Changes in operating assets and liabilities	(12,435)	(12,092)
Net cash provided by (used in) operating activities	$(7,999)	$10,551

Cash flows from investing activities
Purchases of specialty rental assets	(3,173)	(10,751)
Other investing activities	(29)	606
Net cash used in investing activities	$(3,202)	$(10,145)

Cash flows from financing activities
Purchase of treasury stock	-	(5,318)
Other financing activities	10,588	5,647
Net cash provided by financing activities	$10,588	$329

Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	(18)

Change in cash, cash equivalents and restricted cash	(606)	717

Cash, cash equivalents and restricted cash - end of period	$6,373	$7,556

TH Q1 2021 Earnings Release	Page 10 of 13

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2021	2020

Total Revenue	$45,492	$71,655

Gross Profit	$11,461	$27,147

Adjustments:
Depreciation of specialty rental assets	12,440	12,897
Adjusted gross profit	$23,901	$40,044

Adjusted gross profit margin	53%	56%

TH Q1 2021 Earnings Release	Page 11 of 13

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
		(Restated)
Total Revenue	$45,492	$71,655

Net income (loss)	$(13,138)	$5,454
Income tax expense (benefit)	(1,464)	233
Interest expense, net	9,849	10,022
Other depreciation and amortization	3,996	4,116
Depreciation of specialty rental assets	12,440	12,897
EBITDA	$11,683	$32,722

Adjustments
Other expense (income), net	245	(734)
Transaction expenses	817	24
Stock-based compensation	799	884
Change in fair value of warrant liabilities	640	(1,653)
Other adjustments	1,777	1,109
Adjusted EBITDA	$15,961	$32,352

TH Q1 2021 Earnings Release	Page 12 of 13

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
Net cash provided by (used in) operating activities	$(7,999)	$10,551
Less: Maintenance capital expenditures for specialty rental assets	(1,460)	(629)
Discretionary cash flows	$(9,459)	$9,922

Purchase of specialty rental assets	(3,173)	(10,751)
Purchase of property, plant and equipment	(29)	(13)
Receipt of insurance proceeds	—	619
Net cash used in investing activities	$(3,202)	$(10,145)

Principal payments on finance and capital lease obligations	(1,361)	(3)
Proceeds from borrowings on finance and capital lease obligations	—	733
Principal payments on borrowings from ABL	(6,000)	(22,500)
Proceeds from borrowings on ABL	18,000	27,500
Restricted shares surrendered to pay tax liabilities	(51)	(83)
Purchase of treasury stock	—	(5,318)
Net cash provided by financing activities	$10,588	$329

TH Q1 2021 Earnings Release	Page 13 of 13